[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

AUTOMATIC REINSURANCE AGREEMENT

NUMBER    2553-15AY07

between

SYMETRA LIFE INSURANCE COMPANY

777 108TH Avenue NE, Suite 1200

Bellevue, Washington 98004 (Administrative Office)

(hereinafter referred to as "THE COMPANY")

and

OPTIMUM RE INSURANCE COMPANY

1345 River Bend Drive, Suite 100

Dallas, TX 75247 (hereinafter referred to as "OPTIMUM RE")

Respecting policies described in SCHEDULE B, issued by SYMETRA LIFE INSURANCE COMPANY and reinsured on an Automatic and Facultative YRT basis from May 1, 2015.

TABLE OF CONTENTS

ARTICLE 1

ARTICLE 2

ARTICLE 3

ARTICLE 4

ARTICLE 5

ARTICLE 6

ARTICLE 7

REINSURANCE CEDED AND ACCEPTED

1.1.Automatic Reinsurance
1.2.Facultative Reinsurance
1.3.Currency

PROCEDURES TO EFFECT REINSURANCE

2.1.Automatic Reinsurance
2.2.Facultative Application For Reinsurance

LIABILITY

3.1.Automatic Reinsurance
3.2.Facultative Reinsurance
3.3.Temporary Insurance Agreement
3.4.Liability Limitations
3.5.Backdated Policies

REINSURANCE AMOUNT AT RISK

4.1.Net Amount at Risk Basis
4.2.Minimum Reinsured Risk Amount

REINSURANCE PREMIUMS

5.1.Life Premiums
5.2.Standard Risks
5.3.Substandard Risks
5.4.Term Riders
5.5.Other Riders and Supplementary Benefits

ALLOWANCES

6.1.Allowances
6.2.Premium Taxes

GENERAL PROCEDURES

7.1    THE COMPANY'S Forms, Rates and Procedures
7.2    Inspection of Records
7.3    Errors and Omissions
7.4    Reserves
7.5    Reporting
7.6    Confidentiality
7.7    OFAC Compliance
7.8    Anti-Money Laundering
7.9    The Foreign Account Tax Compliance Act (FATCA

ARTICLE 8

ARTICLE 9

ACCOUNTING AND BILLING

8.1.Reinsurance Premiums
8.2.Self-Administered Billing/Individual Cession Reporting
8.3.Late Payment

CHANGES AND ADJUSTMENTS

		9.1.	Change Information
		9.2.	Reductions
		9.3.	Increases
		9. 4.	Reinstatements
		9.5.	Conversions
		9.6.	Underwriting Reassessment
		9.7,	Terminations
		9.8.	Policy Exchanges and Replacement
		9.9.	Cash Values
		9.10.	Policy Loans and Dividends
		9. 11.	Reduced Paid Up and Extended Term
		9.12.	Recapture
ARTICLE	10	CLAIMS
		10.1.	Claims Liability
		10.2.	Notice
		10.3.	Authorization for Payment
		10.4.	Adjusted Amounts
		10.5.	Accelerated Amounts
		10.6.	Payment
		10.7.	Contest
		10.8.	Excess Damages

ARTICLE	11	ARBITRATION

		11.1	Principle
		11.2	Arbitrators
		11.3	matters in Dispute
		11.4	procedures
		11.5	Decision
		11.6	Applicable Law

ARTICLE	12	INSOLVENCY

		12.1	Payment of Claims
		12.2	Notice to OPTIMUM RE
		12.3	Expenses
		12.4	OPTIMUM REs Insolvency
		12.5	Right to Offset
		12.6	Representation and Warranties

ARTICLE	13	DEFERRED ACQUISITION COST TAX

Tab1e of Contents (Continued)

ARTICLE 14    EXECUTION

14.1.Duration
14.2.Parties to the Agreement
14.3.Written Agreement
14.4.Change of Control/Assignment
14.5.Compliance
14.6.Good Faith
14.7.Governing Law
14.8.Signatures

SCHEDULES

SCHEDULE A    RETENTION AND REINSURANCE LIMITS

SCHEDULE B

PART    1

PART    2

INDIVIDUAL LIFE PLANS AND RIDERS REINSURED AND PERCENTAGE OF MORTALITY TABLES

JOINT SURVIVORSHIP PLANS AND RIDERS REINSURED AND PERCENTAGE OF MORTALITY TABLES

SCHEDULE C

2008 VBT, SELECT & ULTIMATE, AGE NEAREST BIRTHDAY, GENDER & SMOKER DISTINCT, MORTALITY TABLES

PART 1

PART    2
MALE RATES

FEMALE RATES

SCHEDULE D

RETENTION LIMIT, APPLICABLE FORMS, PREMIUM RATES AND UNDERWRITING GUIDELINES

SCHEDULE E        SELF-ADMINISTERED INDIVIDUAL CESSION REPORT

By this Agreement, SYMETRA LIFE INSURANCE COMPANY, a corporation organized under the laws of the State of Iowa, hereinafter referred to as "THE COMPANY", and OPTIMUM RE INSURANCE COMPANY, a corporation organized under the laws of the State of Texas, hereinafter referred to as "OPTIMUM RE", mutually agree to reinsure on the following terms and conditions.

DEFINITION OF TERMS USED IN THIS AGREEMENT

Automatic Reinsurance
THE

Compensatory Damages

Facultative Reinsurance

Shall mean reinsurance which must be ceded by

COMPANY in accordance with the terms of this Reinsurance Agreement, and must be accepted by OPTIMUM RE.

Shall mean the amounts awarded to compensate for the actual damages sustained, and not awarded as a penalty, nor fixed in amount by statute.

Shall mean reinsurance which THE COMPANY has the option to cede and OPTIMUM RE has the option to accept or decline.

Insolvency    Shall mean when a party:

a.) applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or
b.) is adjudicated as bankrupt or insolvent; or c.) files or consents to the filing of a petition in bankruptcy, seeks reorganization
to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

d.) becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile
Jumbo Risk    A jumbo risk is one where:

a.) the amount of life insurance in-force, including any amounts to be replaced, as stated in the application or signed amendment, if any;
PLUS

b.) the new amount of life insurance applied for in all companies;

exceeds the Jumbo Limit specified in SCHEDULE A.
Other than 1035 amounts where a signed absolute assignment form has been obtained, amounts to be replaced cannot be deducted from the amount of life insurance in-force.

Amount of life insurance is defined as the sum of the highest amounts of death benefit over the duration of each individual policy for this insured.

[REDACTED]
Policy    Shall mean the contract(s) of insurance issued by THE COMPANY in respect of which reinsurance is applied for and/or placed in whole or in part.

Punitive Damages

Reinsurance Cession

Shall mean the damages awarded as a penalty, the amount of which is not governed, nor fixed by statute.

Shall mean the insurance transferred to OPTIMUM RE by THE COMPANY on a policy.

Reinsurance Cession Form    Shall mean the document outlining the
particulars of the Reinsurance Cession such as name, date of birth, date of policy, plan, amount of policy, risk class, and reinsurance premium amount.

Statutory Penalties    Shall mean the amounts which are awarded as a
penalty, but fixed in amount by statute.

ARTICLE 1 -    REINSURANCE CEDED AND ACCEPTED

1.1.Automatic Reinsurance

On policies, supplementary benefits or riders covering U.S. policies issued on plan(s) indicated in SCHEDULE B, when THE COMPANY retains its maximum retention as outlined in SCHEDULE A, or otherwise holds its maximum retention on a life under the current policy and/or previously issued in-force policies, THE COMPANY will automatically cede to OPTIMUM RE its quota share of all excess coverages eligible for reinsurance under this Agreement and OPTIMUM RE will automatically accept these cessions up to the automatic reinsurance limits specified in SCHEDULE A for the portion of the alphabet covered by OPTIMUM RE. Acceptance of policies over the automatic reinsurance limit are subject to Article 1.2.
Notwithstanding the foregoing, THE COMPANY may (ii reinsure retained amounts to its affiliates and (ii) [REDACTED]
The following risks are not eligible for automatic coverage:

A.A risk exceeding the automatic reinsurance limit, as specified in SCHEDULE A;
B.A jumbo risk, as defined in the Definition of Terms;

C.A risk where the complete underwriting evidence according to THE COMPANY'S published requirements, as provided to OPTIMUM RE per SCHEDULED, has not been obtained;

D.A risk where THE COMPANY's normal underwriting standards were not applied;
E.A policy not containing both a standard contestable period and a standard suicide exclusion;

F.Any cession to be ceded to OPTIMUM RE at an effective date different from the original issue date of the policy;

G.Conversion or replacement of policies where OPTIMUM RE is not the original reinsurer, and that such conversion or replacement isn't considered new business as described in Article 9.3;

H.A risk which has been submitted on a facultative basis to OPTIMUM RE or any other reinsurer within the last three (3) years, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement or that the medical reason for the original facultative submission no longer exists;

I.A risk in which MIB was not run on the application; and

J.The insured, at the time of application, isn't a U.S. or a Canadian citizen nor a legal Permanent Resident thereof.

1.2.Facultative Reinsurance

All cases not eligible for automatic coverage may be submitted to OPTIMUM RE facultatively.

1. 3'    Currency
Reinsurance will be in U.S. dollars. Any other currency requires specific agreement between THE COMPANY and OPTIMUM RE,

ARTICLE 2 - PROCEDURES TO EFFECT REINSURANCE

2.1.Automatic Reinsurance

When the initial premium on a policy eligible for automatic reinsurance has been received by THE COMPANY, THE COMPANY shall include such policy and details of reinsurance on the Self Administered Individual Cession Report (Article 8) for the current billing period, or as soon as practically possible.

2.2.Facultative Application For Reinsurance

When facultative reinsurance is being applied for, THE COMPANY shall complete a Reinsurance Application Form and send it along with any and all information it has on the risk; including specifically but not limited to, copies of the physicians' statements, inspection reports, and other papers bearing on the insurability of the risk, even if this information is received after the final assessment of the risk. THE COMPANY shall clearly indicate the amount of risk it wishes to reinsure, including any riders and/or supplementary benefits.

Upon completion of underwriting, OPTIMUM RE shall promptly notify THE COMPANY of its decision and classification of the risk.

Any offer made by OPTIMUM RE will be valid for one hundred and twenty (120) calendar days, unless OPTIMUM RE accepts a written request to extend the offer period.

A.Upon acceptance of OPTIMUM RE's offer of facultative Reinsurance, THE COMPANY shall complete and send to OPTIMUM RE a Reinsurance Advice Notice.

B.When the initial premium on a policy that involves facultative reinsurance is received by THE COMPANY, THE COMPANY will complete the same procedure as for Automatic Reinsurance in Article 2.1.

If OPTIMUM RE doesn't receive a written request to extend the offer period, the facultative offer will expire at the end of 120 days and there will not be any reinsurance on the risk.

ARTICLE 3 - LIABILITY

3.1.Automatic Reinsurance

For automatic reinsurance under this Agreement, the liability of OPTIMUM RE shall commence and end simultaneously with that of THE COMPANY.

3.2.Facultative Reinsurance

When an underwriting assessment is requested on a policy not otherwise reinsured automatically by OPTIMUM RE, OPTIMUM RE's liability will begin at the same time as that of THE COMPANY, provided that the following conditions have been met:

A.THE COMPANY has followed its Facultative Placement Rules, defined as first in best offer;

B.OPTIMUM RE's unconditional underwriting offer has been accepted;

C.Such acceptance has been communicated to OPTIMUM RE in accordance with Article 2.2.; and

D.The policy, or any portion thereof, has been placed with OPTIMUM RE.

For cases ceded to OPTIMUM RE, OPTIMUM RE's liability shall end with that of THE COMPANY.

3.3.Temporary Insurance Agreement
Prior to placement of the Policy with the insured, OPTIMUM RE's liability is limited to the lesser of:

A.THE COMPANY's liability under the Policy or Temporary
Insurance
Agreement, whichever applies, minus:

The COMPANY's full normal retention less the total of all amounts currently retained by THE COMPANY on the life insured under other policies.

B. If the policy would have been automatically reinsured, the automatic reinsurance limit in this Agreement as described in SCHEDULE A.

C.    [REDACTED]

OPTIMUM RE's liability under the Temporary Insurance Agreement will commence at the same time as THE COMPANY's liability, provided that:
A.The risk is eligible for Automatic reinsurance under this
Agreement; or

B.OPTIMUM RE has made a Facultative offer during the lifetime of the insured, and THE COMPANY has, or would have based on its Facultative Placement Rules, accepted that offer during the lifetime of the insured; or

C.If the proposed insured dies prior to the completion of the underwriting process, OPTIMUM RE will continue to underwrite the risk to determine if a facultative offer would have been made on the risk and THE COMPANY would have accepted the Facultative offer based on its Facultative Placement Rules. If so, OPTIMUM RE will accept liability for the risk subject to the other provisions of this Article; and
D.THE COMPANY, its agents, or representatives have followed its normal cash-with-application procedures for such coverage.

3. 4.    Liability Limitations

OPTIMUM RE's liability may be more limited than described in this Article 3, as provided in specific Articles of this Agreement.

3.5.    Backdated Policies

THE COMPANY and OPTIMUM RE acknowledge and agree that THE COMPANY may backdate policies up to six (6) months, or longer if in accordance with state regulations, only for the purpose of saving age, even if the backdated issue date precedes the effective date of this Agreement. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Reinsurance or Jumbo Limits stated in SCHEDULE A.

ARTICLE 4 -    REINSURANCE AMOUNT AT RISK

4.1.Net Amount at Risk Basis

For interest sensitive products and riders, the Reinsured Net Amount at Risk will be defined as follows:
[the Death Benefit - Maximum (Proxy Economic Reserve, Cash Value) - THE COMPANY'S retention] X OPTIMUM RE'S Reinsurance Pool Share
On fixed benefit plans and riders, the Reinsured Net Amount at Risk shall be defined as follows:
[the Death Benefit - THE COMPANY's retention] x OPTIMUM RE's Reinsurance Pool Share
OPTIMUM RE's Reinsurance Pool Share is specified in SCHEDULE A.

It is also understood that for interest sensitive policies issued without a no-lapse guarantee rider, the proxy economic reserve is deemed to equal the cash value.

The overriding principle involved is that THE COMPANY will maintain a level retention at all times.

4.2.Minimum Reinsured Risk Amount

The minimum reinsured risk amount, or trivial amount, shall be zero ($0). In the event the reinsured risk amount reduces to zero ($0), THE COMPANY will continue to reinsure the policy with OPTIMUM RE, but the Reinsured Net Amount at Risk and the reinsurance premium will be zero ($0).

ARTICLE 5 - REINSURANCE PREMIUMS

5.1.Life Premiums

Until further notice, the reinsurance premiums shall be at the rates described in Articles 5.2. and 5.3. multiplied by the applicable Reinsured Net Amount at Risk as described in Article 4, divided by one thousand (1,000).

Although OPTIMUM RE anticipates that the reinsurance premiums will apply indefinitely, OPTIMUM RE guarantees the reinsurance premium rates for a period of one (1) year. [REDACTED]

5.2.Standard Risks

For Individual Life plans, reinsurance premium rates for standard risks are calculated using the appropriate percentage as specified in SCHEDULE B to the mortality tables specified in SCHEDULE C.

For Joint Survivorship plans, reinsurance premium rates shall be calculated at the individual rates specified above and will then be Frasierized to come up with a single mortality rate for the policy. The minimum reinsurance rate shall be [REDACTED]

5.3.Substandard Risks

[REDACTED]
When a flat extra premium is charged by THE COMPANY, a flat extra reinsurance premium is paid at the same rate and for the same period as that charged by THE COMPANY on the Policy, net of any applicable allowances specified in Article 6.1.
For Joint Survivorship plans, the substandard multiple and flat extra reinsurance premium rates, net of any applicable allowances specified in Article 6.1., are added to the individual rates specified in Article 5.2 prior to Frasierization.

5.4.Term Riders
If applicable, Term Riders may be reinsured by OPTIMUM RE on the same terms and conditions as the base plan, subject to Article 7.1., and the reinsurance premium rates shall be the same as the base plan, using the appropriate gender, issue age, duration and risk classification for the rider.

5.5.Other Riders and Supplementary Benefits

The following riders and supplementary benefits, some of which a reinsurance premium is not paid, may affect the Reinsured Net Amount at Risk ceded to OPTIMUM RE:

Lapse Protection Benefit Rider/Premier Rider

There is no reinsurance premium paid for this rider. This rider prevents a policy from lapsing under certain conditions.

Accelerated Death Benefit for Terminal Illness

There is no reinsurance premium paid for this supplemental benefit. Once a reinsured policy accelerates, and if the policy was accelerated under the lien approach, the reinsurance premium rates on the base policy will be applied to the Reinsured Net Amount at Risk gross of any acceleration. Otherwise, the reinsurance premium rates on the base policy will be applied to the Reinsured Net Amount at Risk net of any acceleration.

Accelerated Death Benefit for Cognitive Impairment

There is no reinsurance premium paid for this supplemental benefit. Once a reinsured policy accelerates, the reinsurance premium rates on the base policy will be applied to the Reinsured Net Amount at Risk gross of any acceleration.

Other acceleration type benefits and/or riders

For all other acceleration type benefits and/or riders that are not reinsured once a reinsured policy accelerates, the reinsurance premium rates on the base policy will be applied to the Reinsured Net Amount at Risk gross of any acceleration.

Policy Split Option

For policies reinsured hereunder, there is no additional reinsurance premium due until the Option is exercised. Once the Option is exercised, reinsurance coverage shall continue using the single life reinsurance premium rates, without any Frasierization, on a point-in-scale basis.

Estate Protection Benefit Rider

The reinsurance premium rates shall be calculated on the same basis as the base plan, [REDACTED].

ARTICLE 6 - ALLOWANCES

6. 1.    Allowances

There are no allowances payable on the standard and substandard multiple extra life reinsurance premiums based on the YRT rates in SCHEDULE B.

[REDACTED]

6.2.    Premium Taxes

OPTIMUM RE shall not reimburse THE COMPANY for state premium tax or any other tax levied on THE COMPANY.

ARTICLE 7 - GENERAL PROCEDURES

7 .1.    THE COMPANY'S Forms, Rates, and Procedures

THE COMPANY will furnish OPTIMUM RE with copies of its application forms, policy and rider forms, contingent insurance receipt, premium scales and any other document that can affect OPTIMUM RE's liability, or will supply them to OPTIMUM RE, upon request, within five (5) business days, and will keep OPTIMUM RE informed of any material changes therein.

In addition, THE COMPANY will advise OPTIMUM RE in writing of any material changes to its procedures and rules that may affect OPTIMUM RE's liability such as, but not limited to, age and amount underwriting requirements, policy settlement and reinstatement rules. Within thirty (30) calendar days following receipt of written notification of the requested changes, OPTIMUM RE will respond in writing of whether it approves or rejects the proposed changes. If OPTIMUM RE fails to advise in writing at the end of the thirty (30) calendar day review period, whether it approves or rejects the proposed change, THE COMPANY shall follow-up with a written reminder to secure OPTIMUM RE's answer. If OPTIMUM RE further fails to advise in writing within five (5) business days of THE COMPANY sending a follow-up reminder at the end of the thirty (30) calendar day review period, whether it approves or rejects the proposed change, OPTIMUM RE will be deemed to have automatically approved the changes on the basis THE COMPANY requested. If following the thirty (30) calendar day review period OPTIMUM RE rejects the proposed changes, OPTIMUM RE shall have liability with respect to the policy issued pursuant to such changes, only if the policy would have been issued and reinsured under the terms of this Agreement in the absence of such change. If such policy is issued, OPTIMUM RE's liability will correspond to that which exists absent the change. If THE COMPANY does not provide OPTIMUM RE with the appropriate written notice of such Material Changes, OPTIMUM RE shall have no liability with respect to the policies issued pursuant to such changes.

Compliance with this Article shall be a condition precedent to the liability of OPTIMUM RE.

7.2.Inspection of Records

OPTIMUM RE shall have the right to inspect, make copies of, or reproduce, at any reasonable time, at the office of THE COMPANY, all books and documents relating to reinsurance under this Agreement.

7.3.Errors and Omissions

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is shown to be unintentional and the result of administrative errors or omissions on the part of either THE COMPANY or OPTIMUM RE, such failure will not be considered a breach of this Agreement and both THE COMPANY and OPTIMUM RE shall be restored to the position they would have occupied had no such error or omission occurred. It is understood, however, that THE COMPANY shall be liable for amounts not reported for reinsurance due to the practice of consciously performing a limited alpha index search on their applications. This article shall not be construed to initiate OPTIMUM RE's liability if any conditions of Article 3.2., 3.3., and 7.5. are not met.

This provision shall apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by THE COMPANY to its insured. Any negligent or deliberate acts or omissions by THE COMPANY regarding the insurance provided are the responsibility of THE COMPANY and its liability insurer, if any, but not that of OPTIMUM RE.

Furthermore, the deviating party will undertake to identify, through a prudent review of its records all other errors and omissions of the same or similar category and correct them within a mutually negotiated time frame.

7. 4. Reserves

[REDACTED]

7.5.Reporting

THE COMPANY shall promptly report all transactions to OPTIMUM RE. In particular, but not limited to, new business and terminations.

Should THE COMPANY encounter, or expect to encounter, substantial delays in reporting its business and which materially affect the reinsurance under this Agreement; it shall promptly:

1.Notify OPTIMUM RE of the situation; and
2.Present OPTIMUM RE with a plan of action to correct the situation, including a time frame to solve the problem.

OPTIMUM RE, upon receipt of the above, may request that THE COMPANY:

1.Make modifications to the plan;

2.Pay estimated premiums for the duration of the reporting problem; and/or
3.Report larger individual exposures manually, until the
situation is resolved.

7.6.Confidentiality

THE COMPANY and OPTIMUM RE agree that Private Information and Proprietary Information will be treated as confidential. Private Information includes, but is not limited to, Personally Identifiable Information, Protected Health Information, and any other legally protected information. Personally Identifiable Information is any information about an individual that can be used to distinguish or trace an individual's identity, such as first and last name plus social security or any other unique identifier such as driver's license or other government issued ID number, financial account numbers or access codes, date of birth, email address, mother's maiden name and any other information that is linked or linkable to an individual such as medical, educational, financial, and employment information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of policies issued by THE COMPANY. Protected health Information is any information, whether oral or recorded in any form or medium that is provided or received by a health care provider, health plan, public health authority or health care clearinghouse, and relates to the past, present or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past, present or future payment for the provision of health care to an individual. Proprietary Information includes, but is not limited to, business plans, trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms. Furthermore, the specific terms and conditions of this Agreement cannot be disclosed to any other party for competitive use, unless prior written approval is obtained.

Customer and Proprietary Information will not include information that:
a.is or becomes available to the general public through no fault of the party receiving the Customer or Proprietary Information (the "Recipient");
b.is independently developed by the Recipient;
c.is acquired by the Recipient from a third party not covered by a confidentiality agreement; or
d.is disclosed under a court order, law or regulation.

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

THE COMPANY acknowledges that OPTIMUM RE can aggregate data with other companies reinsured with OPTIMUM RE as long as the data cannot be identified as belonging to THE COMPANY.
7.7.OFAC Compliance

THE COMPANY and OPTIMUM RE each represents and warrants that it is in compliance with all laws, regulations, judicial and administrative orders applicable to the party and to the business reinsured under this Agreement, as they pertain to sanction laws administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), and with Trade Embargo Laws, as such laws may be amended from time to time (collectively, the "Laws").
Neither party will be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the party who first becomes aware of the violation will promptly notify the other Party of such discovery. The parties will cooperate in order to take all necessary corrective actions to comply with the Laws.

7.8.Anti-Money Laundering

Each party, for its part, undertakes that it will discharge its duties under all applicable anti-money laundering legislation and relevant regulations or rules promulgated, and specifically under proceeds of crime (money laundering) and terrorist financing acts and regulations, as such legislation and regulations exist now and hereafter. Each party, for its part, agrees that it will be solely responsible for any and all fines and/or penalties levied or assessed, whether on it or on the other Party, by reason of its failure to discharge its said duties under all present and future anti-money laundering laws and regulations.

7.9.The Foreign Account Tax Compliance Act (FATCA)

Both OPTIMUM RE and THE COMPANY agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 - 1474 of the U.S. Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms W-8BEN-E, any information necessary for the parties to enter into an agreement described in Section 147l(b) of the US Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the U.S. and any other jurisdictions relating to FATCA. This information shall be provided promptly upon reasonable request by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.
The parties to this Agreement acknowledge that if it fails to supply such information on a timely basis, it may be subject to a thirty percent (30%) U.S. withholding tax imposed on payments of
U.S. source income.

ARTICLE 8 -    ACCOUNTING AND BILLING

8.1.    Reinsurance Premiums

The reinsurance premiums are due on the policy issue date and every subsequent anniversary date of the policy and payable to OPTIMUM RE on an annual basis regardless of how premiums are paid to THE COMPANY.

8. 2. Self-Administered Billing/Individual Cession Reporting

Recognizing that reinsurance premiums are due within thirty (30) calendar days of the end of the month in which the anniversary date of the policy occurs, THE COMPANY will send to OPTIMUM RE, within thirty (30) calendar days of the end of each month, a listing of new business, renewals, changes and terminations and a statement of amounts due. These statements shall contain, at least at a minimum, the information detailed in SCHEDULE E.

THE COMPANY will pay the net balance due to OPTIMUM RE with the statement. If a balance is due to THE COMPANY, OPTIMUM RE will pay such amount within thirty (30) calendar days of receiving the statement.

8.3. Late Payment

Any overdue balance which remains unpaid for more than sixty (60) calendar days after it is due bears interest from the end of the month in which the premiums became due.

The interest rate used for overdue amounts shall be the 13-week Treasury Bill rate as reported for the last business day of the calendar month in the Wall Street Journal or comparable publication.

The payment of reinsurance premiums shall be a condition precedent to the liability of OPTIMUM RE under this Agreement. If any premium remains unpaid for more than sixty (60) calendar days after the due date, OPTIMUM RE may send to THE COMPANY a formal demand for immediate payment. If THE COMPANY does not comply with this demand within thirty (30) calendar days, then OPTIMUM RE may cancel any unpaid reinsurance cessions for nonpayment of premium by providing THE COMPANY with an additional sixty (60) calendar day notice period. If all reinsurance premiums in arrears, are not paid before the expiration of the sixty (60) calendar day notice period, OPTIMUM RE is relieved of all liability under those policies arising after the last date to which premiums have been paid.

Terminated reinsurance may be reinstated, subject to OPTIMUM RE's approval, within thirty (30) calendar days of the termination date and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. OPTIMUM RE will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice OPTIMUM RE's right to collect premiums, net of any other payments due from OPTIMUM RE to THE COMPANY, for the period during which reinsurance was in-force prior to the expirations of the sixty (60) calendar day termination notice period.

THE COMPANY will not force cancellation under the provisions of this article solely to circumvent the provisions regarding recapture in Article 9.12., or to transfer the reinsured policies to another reinsurer.
ARTICLE 9 - CHANGES AND ADJUSTMENTS
9 .1.    Change Information

THE COMPANY will keep OPTIMUM RE informed of any material changes or adjustments affecting a reinsured case and OPTIMUM RE will provide adjusted reinsurance coverage in accordance with the provisions of this Article. If a change affects either premiums or allowances, or Reinsured Net Amount at Risk, THE COMPANY will provide OPTIMUM RE with the necessary information to complete its records.

9.2.Reductions

If a policy is changed in any way that results in a reduction or termination in the amount of insurance on any policy, the amount of reinsurance on that policy will be reduced or terminated. The reinsured amount on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that THE COMPANY maintains its retention as defined under this Agreement.

The reinsurance will apply first to the policy or policies being reduced and then, in a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If a fully retained policy on a life that is reinsured under this Agreement is terminated or reduced, THE COMPANY will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated.

If more than one reinsurer has a cession on that policy, each reinsurer's cession will be reduced proportionately.

OPTIMUM RE will refund any unearned reinsurance premiums net of allowances arising from reductions and terminations determined on the date on which the Policy change occurs.

9.3.Increases

If a non-contractual increase in insurance is requested on an existing policy that is reinsured with OPTIMUM RE, the increase in insurance will be underwritten by THE COMPANY in accordance with its customary standards and procedures. OPTIMUM RE's approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the Automatic Reinsurance Limit or the Jumbo Limit as shown in SCHEDULE A to be exceeded.

If a contractual increase in insurance is requested, OPTIMUM RE will assume its share of the entire amount in excess of THE COMPANY's full retention. If the reinsurance is automatic, the reinsurance on the increased policy shall not exceed the Automatic Reinsurance Limit and Jumbo Limit specified in SCHEDULE A. If the reinsurance is facultative, the amount of reinsurance will be limited to the ultimate reinsurance amount included in OPTIMUM RE's facultative offer.

If the original amount and the increase amount are considered new business by THE COMPANY, then the entire amount will be ceded as new business under THE COMPANY'S reinsurance agreements open to new business.

If only the amount of increase is considered new business by THE COMPANY, then the amount of the increase will be treated as new business for reinsurance purposes and will be ceded to OPTIMUM RE as such under this Agreement, subject to all new business provisions of this Agreement. For clarity, the original amount will continue to be reinsured with OPTIMUM RE under this Agreement on a point-in-scale basis.

If the original amount and the increase amount are not considered new business by THE COMPANY, then reinsurance of both the original amount and the increase amount will continue to be reinsured by OPTIMUM RE under this Agreement on a point-in-scale basis.

For purposes of this Article, new business is defined as those policies by which THE COMPANY has obtained complete and current underwriting evidence, full normal commissions are paid, and the suicide and contestable period apply as if newly issued, unless prohibited by law.

9.4.Reinstatements

If a policy automatically reinsured with OPTIMUM RE lapses and is subsequently reinstated under THE COMPANY'S regular rules, the reinsurance will automatically be reinstated for the same amount, subject to all automatic conditions specified in Article 1.1., upon receipt by OPTIMUM RE of written notice of the reinstatement.

If a policy is Facultatively reinsured with OPTIMUM RE and is reinstated in less than or equal to ninety (90) calendar days, then the reinsurance on this policy will automatically be reinstated, provided the reinstatement is in accordance with all applicable terms and conditions of the policy. If a policy which is facultatively reinsured with OPTIMUM RE has been in a terminated status for more than ninety (90) calendar days, written approval by OPTIMUM RE will be required prior to the reinstatement of such reinsurance.
THE COMPANY shall pay all reinsurance premiums in arrears for the same period THE COMPANY received premiums in arrears under its policy, including interest, if such interest is charged by THE COMPANY.
9.5.Conversions

If a Term rider, attached to a policy reinsured under this Agreement, results in a conversion, THE COMPANY will promptly notify OPTIMUM RE. Unless mutually agreed otherwise, policies that are not reinsured with OPTIMUM RE and that convert to a plan reinsured under this Agreement will not be reinsured hereunder, unless such conversion is treated as new business, as defined in Article 9.3.

OPTIMUM RE will continue to reinsure policies resulting from conversion of any policy or rider reinsured under this Agreement, in an amount not to exceed the original amount reinsured hereunder. Reinsurance premiums for a policy resulting from a conversion will use the same premium rates as paid on the pre-conversion reinsured policy, but on a point-in-scale basis from the issue age and duration of the original policy, unless considered new business. If considered new business and reinsured under this Agreement, the applicable reinsurance premium rates are those in SCHEDULE Band SCHEDULE C, and will be based on the newly assessed risk characteristics, with a new issue age and will re-start at duration 1.

If there is a policy change at time of conversion, the policy changes will be governed by the other provisions of this Article.

9.6.Underwriting Reassessment

If the affected reinsured business was initially ceded to OPTIMUM RE on an automatic basis and if following the consideration of new underwriting evidence, THE COMPANY makes a change to the risk classification in accordance with its underwriting guidelines, the same change will be made to the reinsurance coverage.

If the Policy was ceded to OPTIMUM RE on a facultative basis, THE COMPANY will submit the request along with any new underwriting evidence to OPTIMUM RE for its approval. If, following the consideration of new underwriting evidence, THE COMPANY can accept or place the Policy at a lower mortality rating than that of OPTIMUM RE, then THE COMPANY will have the right to terminate the reinsurance. However, THE COMPANY will provide OPTIMUM RE an opportunity to quote anew and will use best efforts to maintain the existing reinsurance.

Any such change affecting the reinsurance will be on a point-in scale basis effective with the date of the change. OPTIMUM RE will refund any unearned reinsurance premiums paid by THE COMPANY prior to the change of mortality rating or underwriting class as calculated on the date of the policy change.

9.7.Terminations

At termination of a policy, including death, all premiums and allowances, excluding cession fees, are adjusted pro rata for the period of coverage.

9.8.Policy Exchanges and Replacement
A policy resulting from an exchange or replacement will be underwritten by THE COMPANY in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements.

If the policy resulting from an exchange or replacement is considered new business, the policy will be reinsured under the appropriate reinsurance agreement open to new business. If the policy resulting from an exchange or replacement is not considered new business, it will continue to be reinsured with OPTIMUM RE under this Agreement on a point-in-scale basis from the issue age and duration of the original policy.

OPTIMUM RE's written approval to exchange or replace a policy will be required if the original policy was reinsured on a facultative basis, and the policy requires full underwriting at the time of exchange or replacement.

If there is a policy change at the time of a policy conversion, the policy change will be governed by the other provisions in this Article.

9.9.Cash Values

OPTIMUM RE will not participate in the payment of cash values.

9.10.Policy Loans and Dividends

OPTIMUM RE will not participate in policy loans or dividends.

9.11.Reduced Paid Up and Extended Term

If an Extended Term option is selected by the policyholder, OPTIMUM RE will continue to reinsure the policy on the same basis as under the original policy until the expiry of the extended term period.

If a Reduced Paid Up option is selected by the policyholder, OPTIMUM RE will continue to reinsure the policy on the same basis as the original policy, but the amount reinsured will be reduced in accordance with Article 9.2.
9. 12.    Recapture

Whenever THE COMPANY increases its maximum retention as outlined in SCHEDULE A, THE COMPANY will notify OPTIMUM RE of its intent to recapture to the new retention limits. [REDACTED]

ARTICLE 10 - CLAIMS

10.1.Claims Liability
OPTIMUM RE will be liable to THE COMPANY for the benefits reinsured hereunder to the same extent as THE COMPANY is liable to the insured for such benefits, and all reinsurance will be subject to the terms and conditions of the policy under which THE COMPANY is liable. OPTIMUM RE will also be liable for its proportionate share of interest on payment of the claim at the usual interest rate allowed by THE COMPANY.

10.2.Notice
THE COMPANY will notify OPTIMUM RE, as soon as reasonably possible, after it receives a claim on a policy reinsured under this Agreement. THE COMPANY will promptly provide OPTIMUM RE with copies of notification, claim papers and proofs.

For Joint Survivorship policies, if notified, THE COMPANY shall, as soon as reasonably possible, notify OPTIMUM RE upon the death of the first insured when death occurs within the contestable period.

For risks where OPTIMUM RE reinsures the life portion, but not the Waiver of Premium, THE COMPANY will notify OPTIMUM RE of any Waiver of Premium disability claim that occurs within the two (2) year contestability period. The intent of the notification is to allow OPTIMUM RE the opportunity to review the life risk to ensure that the contestability feature of the policy is not jeopardized.

It is THE COMPANY's sole decision to determine whether a claim is payable.
10.3.Authorization for Payment

OPTIMUM RE will accept THE COMPANY's decision on claim payment of amounts up to THE COMPANY'S automatic reinsurance limit as specified in SCHEDULE A. However, on claims which occur in the contestable period which were either ceded Facultatively or when the amount ceded to all reinsurers exceeds or is equal to the amount retained by THE COMPANY, THE COMPANY must obtain OPTIMUM RE's non-binding opinion regarding the reinsurance liability prior to acknowledgment of its liability to the claimant. Upon notice and receipt of claims information, OPTIMUM RE will provide its non binding opinion within ten (10) business days, or shorter if required by statute. If OPTIMUM RE fails to provide its non-binding opinion within five (5) business days, THE COMPANY shall follow-up with a written reminder to secure such opinion from OPTIMUM RE. If OPTIMUM RE further fails to provide its non-binding opinion within five (5) business days, or shorter if required by statute, of the follow-up written reminder, OPTIMUM RE will have been deemed to have agreed with the decision of THE COMPANY. For all other claims within the contestable period, OPTIMUM RE will accept THE COMPANY'S decision on claim payment of amounts up to THE COMPANY's automatic reinsurance limit as specified in SCHEDULE A.

10. 4.    Adjusted Amounts

In the event of a change in the amount of THE COMPANY's liability on a reinsured policy due to a misstatement of age or sex, OPTIMUM RE's liability will change accordingly. The face amount of the reinsured policy will be adjusted from the inception of the policy and OPTIMUM RE's liability will be calculated on the adjusted face amount, and any difference in premiums net of allowances will be settled without interest.

10.5    Accelerated Amounts

OPTIMUM RE will participate in the acceleration of death benefits due to terminal illness or cognitive impairment, at no cost to the insured, by paying to THE COMPANY its proportionate share of the accelerated amount as a lump sum at the time of the acceleration. Upon death, the Reinsured Net Amount at Risk payable by OPTIMUM RE to THE COMPANY will be reduced by OPTIMUM RE's portion of the accelerated amount.

10. 6.    Payment

On death claims, OPTIMUM RE will promptly pay its share in a lump sum to THE COMPANY without regard to the form of claim settlement. OPTIMUM RE is not responsible for usual claim expenses that THE COMPANY incurs in claim settlement such as compensation of employees and routine investigative expenses.

Non-payment of undisputed reinsured claims under this Agreement constitutes a material breach of the terms of this Agreement.

10. 7.    Contest

THE COMPANY will advise OPTIMUM RE of its intention to contest, compromise or litigate a claim or rescind a contract involving reinsurance. Within ten (10) business days of having received all documents on the claim being contested, or earlier if judicially required, OPTIMUM RE will review the complete file and provide its written decision. If OPTIMUM RE agrees in writing with THE COMPANY's intention, then OPTIMUM RE agrees to pay its share of the expenses incurred by THE COMPANY in contesting or investigating a claim on a reinsured policy or in rescinding a reinsured policy, in proportion to the respective liabilities of OPTIMUM RE and THE COMPANY and OPTIMUM RE agrees to pay its share of the remaining claim liability after contest, if any. Compensation of officers and employees of THE COMPANY is not deemed a claim expense.

If OPTIMUM RE fails to notify THE COMPANY in writing of its decision to contest, compromise or litigate a claim within ten (10) business days, or earlier if judicially or statutorily required, or declines to be a party to a claim contest, OPTIMUM RE will discharge any and all liability by payment of its full share of the claim to THE COMPANY according to the terms and conditions of this Agreement. [REDACTED]

10.8. Excess Damages

OPTIMUM RE will not participate in punitive, compensatory or statutory damages or penalties which are awarded against THE COMPANY as a result of an act, omission or course of conduct committed solely by THE COMPANY in connection with the insurance reinsured under this Agreement.

ARTICLE 11 - ARBITRATION

11.1.Principle

The parties express their formal intention to resolve any differences arising from the interpretation or execution of this Agreement in accordance with equity and usage rather than according to strict legal rules. Any difference that cannot be resolved by the parties shall be submitted to arbitration by written notice sent by one party to the other. The location for arbitration shall be a location mutually agreed to by the parties.

11.2.Arbitrators

There shall be three disinterested arbitrators who shall be professionals with at least ten (10) years' experience in the life insurance or reinsurance industry or officers or retired officers of life insurance or reinsurance companies other than the parties to the Agreement or their affiliates or subsidiaries. The arbitrators shall be disinterested parties and cannot be jurists, present or former employees of one of the parties or their affiliate or subsidiaries, or therefore related to the management of one of the parties or their affiliates or subsidiaries. Each of the parties shall appoint one of the arbitrators and these two arbitrators shall select the third. In the event that either party should fail to choose an arbitrator within sixty (60) calendar days after the other party has given notice of its arbitrator appointment, that party may choose two arbitrators who shall in turn choose a third arbitrator before entering arbitration. If the two arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then each arbitrator will nominate three individuals selected from the ARIAS-US list of certified arbitrators. Each arbitrator will then decline two of the nominations presented by the other arbitrator. The third arbitrator will then be chosen from the remaining two nominations by drawing lots.

Any arbitrator who does not perform his duties, or resigns, will be replaced by the party who originally selected that arbitrator.

11.3.Matters In Dispute

The parties will state together or separately the subjects in dispute and submit them in writing to the arbitrators along with the necessary documents.

Procedures

The arbitrators must themselves establish the procedure to be followed: they are exempt from any judicial formality or rule. They can adjudicate and are empowered to act as mediators. They shall decide how the arbitration costs are apportioned.

11.4.Decision

The award rendered by the majority, must be in writing, give the reasons for the decision and be signed by each arbitrator. The parties agree to abide by the decision rendered and to consider the award as final and binding on both parties.

11.5.Applicable Laws

Should there be improprieties in the arbitration process or if one of the parties objects to the implementation of the arbitration process, either party may petition any court having jurisdiction over the parties to reduce the decision to judgement.

ARTICLE 12 - INSOLVENCY

12.1.    Payment of Claims

In the event of insolvency of THE COMPANY, all claims under this Agreement will be paid by OPTIMUM RE directly to THE COMPANY, its liquidator, receiver or statutory successor, for those claims allowed against THE COMPANY by any court or competent jurisdiction or by the liquidator, receiver or statutory successor. OPTIMUM RE's share of claims will be paid without diminution because of the insolvency of THE COMPANY.

OPTIMUM RE shall be liable only for the claims actually paid by THE COMPANY to the insured or its beneficiary on amounts reinsured and shall not be or become liable for any amounts or reserves to be held by THE COMPANY on policies reinsured under this Agreement.

12. 2.    Notice to OPTIMUM RE

In the event of the insolvency of THE COMPANY, the liquidator, receiver, or statutory successor of THE COMPANY will give written notice of a pending claim against THE COMPANY on any policy reinsured, within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, OPTIMUM RE may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to THE COMPANY or its liquidator, receiver, or statutory successor.

12. 3.    Expenses

The expenses incurred by OPTIMUM RE will be charged, subject to court approval, against THE COMPANY as expenses of liquidation to the extent of a proportionate share of the benefit which accrues to THE COMPANY as a result of the defenses undertaken by OPTIMUM RE. Where two or more reinsurers are involved and a majority in interest elects to defend a claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreements as if the expenses had been incurred by THE COMPANY.

12.4. Insolvency of OPTIMUM RE

[REDACTED]

12.5, Right to Offset

Any undisputed debts or credits, in favor of or against either OPTIMUM RE or THE COMPANY, with respect to this Agreement or any [REDACTED] agreement between the parties, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

12.6. Representation and Warranties

OPTIMUM RE and THE COMPANY each presents and warrants to each other that it is solvent on a statutory basis in all states in which is does business or is licensed. Each party will promptly notify the other if it subsequently becomes financially impaired.

ARTICLE 13 - DEFERRED ACQUISITION COST TAX

THE COMPANY and OPTIMUM RE mutually agree to the following pursuant to Section 1.848-2(g) (8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986.

1.The Party with net positive consideration for the Agreement(s) for each taxable year shall compute specified policy acquisition expenses without regard to the general deductions limitation of Section 848(c) (1).

2.THE COMPANY and OPTIMUM RE agree to exchange information pertaining to the amount of net consideration as determined for all reinsurance agreements in force between them to ensure consistency or as may otherwise be required by the Internal Revenue Service.

3.If requested, THE COMPANY will submit a schedule to OPTIMUM RE by May 1st of its calculation of the net consideration for the preceding calendar year. This calculation shall be accompanied by a statement signed by an officer of THE COMPANY stating that THE COMPANY will report such net consideration in its tax return for the preceding calendar year.

4.OPTIMUM RE shall advise THE COMPANY if it disagrees with the amounts provided and OPTIMUM RE and THE COMPANY agree to amicably resolve any difference. The amounts provided by THE COMPANY shall be presumed correct if it does not receive a response from OPTIMUM RE at the latest thirty (30) calendar days after receipt by OPTIMUM RE of these amounts or by May 30th of the current year.

5.THE COMPANY and OPTIMUM RE represent and warrant that each is respectively subject to U.S. taxation under either the provisions of Subchapter L of Chapter 1 or the provisions of Subpart F of Part III of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986.

ARTICLE 14 - EXECUTION

14.1.Duration

This Agreement will be effective on and after May 1, 2015. It is unlimited in duration but may be amended by mutual consent of THE COMPANY and OPTIMUM RE. It may be terminated as to new reinsurance by either party giving a ninety (90) calendar day written notice to the other party. Termination as to new reinsurance does not affect existing reinsurance that will remain in force until termination of THE COMPANY's policy.

14.2.Parties to the Agreement

This is an agreement solely between THE COMPANY and OPTIMUM RE. There will be no legal relationship between OPTIMUM RE and any person having an interest of any kind in any of THE COMPANY's insurance, or between OPTIMUM RE and any other reinsurer, or between OPTIMUM RE and any other third party.

14.3.Written Agreement

A.Entirety
This Agreement shall constitute the entire agreement between THE COMPANY and OPTIMUM RE with respect to the business reinsured hereunder. There are no understandings between THE COMPANY and OPTIMUM RE other than as expressed in this Agreement.

B.Amendments
Any change or modification to the Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties, unless as otherwise provided herein.

C.Waiver
A waiver of any provision(s) of this Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver for any future circumstances.

D.Severability

If any section or provision of this Agreement is determined to be invalid or unenforceable, such determination will not impact or affect the validity or the enforceability of the remaining sections or provisions of this Agreement to the extent that enforcement of such remaining provision is consistent with the intent of the parties which is inferred from the provisions of the entire Agreement.

14.4.Change of Control/Assignment

Neither party nor its liquidator, receiver, or statutory successor will, without the prior written consent of the other party, sell, assign, transfer, or otherwise dispose of this Agreement, or any interest in this Agreement, by voluntary or involuntary act.
However, the parties acknowledge and agree that this provision shall not be interpreted to prevent (i) either party from assigning, conveying or reinsuring all or any part of its retention to one or more licensed insurance companies that are affiliated with the party,(ii) THE COMPANY from entering into any financial or surplus relief, catastrophic or risk pooling type reinsurance transactions with respect to the business reinsured under this Agreement, or (iii) OPTIMUM RE from retroceding all or any part of its assumed net amount at risk.

14.5.Compliance

THE COMPANY and OPTIMUM RE represent that to the best of their knowledge and belief they are, and shall use their best efforts to continue to be, in substantial compliance in all material respects with all laws, regulations, and judicial and administrative orders applicable to the business reinsured under this Agreement. Neither THE COMPANY nor OPTIMUM RE shall be required to take any action under this Agreement that would result in it being in violation of the Law. THE COMPANY and OPTIMUM RE acknowledge and agree that a claim under this Agreement is not payable if payment would cause OPTIMUM RE to be in violation of the Law. Should either party be found to be in non-compliance with any such laws, regulations or judicial and administrative orders, the Agreement will remain in effect and the party in non-compliance shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions, including mutual indemnification for any direct loss suffered as a result of the non-compliance.

14.6.Good Faith

The parties agree that this Agreement is entered into with the understanding that the principles of good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties' rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations.

14.7.Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the state of Iowa.
14.8.Signatures

In witness of the above, this Agreement is signed in duplicate on the dates indicated.

SYMETRA LIFE INSURANCE COMPANY
By:

OPTIMUM RE INSURANCE COMPANY
By:

SCHEDULE A

RETENTION AND REINSURANCE LIMITS

SYMETRA LIFE INSURANCE COMPANY

LIFE

THE COMPANY'S Retention Limit per Life

Single Life [REDACTED]
Joint Survivorship    The sum of the single life retention applicable to each insured

[REDACTED]
For policies issued with the Estate Protection Rider (EPR), THE COMPANY will calculate its applicable retention on the total policy Net Amount at Risk and allocate its retention proportionally between the base policy and rider based on the at issue proportion of base policy Net Amount at Risk and rider Net Amount at Risk to base plus rider Net Amount at Risk. It is further understood that upon expiry of the EPR, THE COMPANY's retention will be fully applied to the base policy.

It is further understood that THE COMPANY'S Retention on any given policy will remain constant such that any change in the policy Net Amount at Risk due to changes in the policy's cash value will be allocated to the reinsured Net Amount at Risk.

SCHEDULE A (continued)

RETENTION AND REINSURANCE LIMITS

SYMETRA LIFE INSURANCE COMPANY

LIFE

OPTIMUM RE's Reinsurance
Pool Share    [REDACTED] of the Reinsured
Net Amount at Risk

OPTIMUM RE's Automatic
Reinsurance Limit per Life            [REDACTED]

For survivorship policies, OPTIMUM RE's Automatic Reinsurance Limit is that which is attributable to the insured with the highest Automatic Reinsurance Limit.
For policies issued with the Estate Preservation Rider (EPR), the Reinsured Net Amount at Risk will be allocated proportionally between the base policy and rider based on the at issue proportion of base policy Reinsured Net Amount at Risk and rider Reinsured Net Amount at Risk to base plus rider Reinsured Net Amount at Risk. It is further understood that upon expiry of the EPR, THE COMPANY'S retention will be fully applied to the base policy.
[REDACTED]

SCHEDULE A (Continued)

RETENTION AND REINSURANCE LIMITS

SYMETRA LIFE INSURANCE COMPANY

LIFE

Jumbo Limit [REDACTED]
For survivorship policies, the Jumbo Limit is based on:[REDACTED]

Minimum Cession    $0

Portion of Alphabet
Reinsured by OPTIMUM RE    A - Z

SCHEDULE B    - PART 1

INDIVIDUAL LIFE PLANS AND RIDERS REINSURED AND PERCENTAGE OF MORTALITY TABLES

–CLASSIC UNIVERSAL LIFE PLAN

–SYMETRA UNIVERSAL LIFE 2015 PLAN

–LAPSE PROTECTION BENEFIT (LPB) RIDER

–PREMIER RIDER

–20 YEAR TERM RIDER

–ACCELERATION OF DEATH BENEFIT DUE TO TERMINAL ILLNESS

–ACCELERATION OF DEATH BENEFIT DUE TO COGNITIVE IMPAIRMENT

SCHEDULE B - PART 1 (Continued)

INDIVIDUAL LIFE PLANS AND RIDERS REINSURED AND PERCENTAGE OF MORTALITY TABLES

REINSURANCE PREMIUM PERCENTAGES APPLIED TO THE
[REDACTED] MORTALITY TABLES SPECIFIED IN SCHEDULE C, PART 1 AND PART 2

[REDACTED]

•AFTER APPLYING THE ABOVE PERCENTAGES TO THE MORTALITY TABLES SPECIFIED IN SCHEDULE C, MULTIPLY THESE BY THE REINSURED NET AMOUNT AT RISK PER THOUSAND

JOINT SURVIVORSHIP PLANS AND RIDERS REINSURED AND PERCENTAGE OF MORTALITY TABLES

–SURVIVORSHIP UNIVERSAL LIFE PLAN

–LAPSE PROTECTION BENEFIT (LPB) RIDER

–POLICY SPLIT OPTION

–ESTATE PROTECTION RIDER

SCHEDULE B - PART 2 (Continued)

JOINT SURVIVORSHIP PLANS AND RIDERS REINSURED AND PERCENTAGE OF MORTALITY TABLES

REINSURANCE PREMIUM PERCENTAGES APPLIED TO THE
[REDACTED] MORTALITY TABLES SPECIFIED IN SCHEDULE C, PART 1 AND PART 2

[REDACTED]
THE REINSURANCE PREMIUM RATE FOR JOINT SURVIVORSHIP PLANS IS CALCULATED AT THE INDIVIDUAL RATE OF EACH RISK BY MULTIPLIYING THE APPLICABLE PER $1,000 RATES IN SCHEDULE C BY THE JOINT LIFE PERCENTAGES SHOWN ABOVE. ANY APPLICABLE SUBSTANDARD RATINGS AND FLAT EXTRA CHARGES, NET OF APPLICABLE ALLOWANCES, DIVIDED BY 1,000 WILL THEN BE FRASIERIZED TO COME UP WITH THE SINGLE MORTALITY RATE FOR THE POLICY, USING THE FRASIERIZATION FORMULA DESCRIBED BELOW. THE MINIMUM REINSURANCE RENEWAL RATE, POST-FRASIERIZATION, [REDACTED]. THE RESULTING POST-FRASIERIZATION SINGLE MORTALITY RATE WILL THEN BE APPLIED TO THE REINSURED NET AMOUNT AT RISK TO DETERMINE THE JOINT SURVIVORSHIP YRT PREMIUM.

FOR JOINT SURVIVORSHIP PLANS ISSUED WITH EPR, THE ABOVE REINSURANCE PREMIUM PERCENTAGES FOR DURATION 2 SHALL ALSO APPLY TO DURATION 1 [REDACTED] FIRST YEAR PREMIUM.

SCHEDULE B - PART 2 (Continued)

FORMULA FOR FRASIERIZATION OF JOINT SURVIVORSHIP PLANS

[REDACTED]

SCHEDULE C

[REDACTED]

SCHEDULE D

RETENTION LIMIT, APPLICABLE FORMS, PREMIUM RATES AND UNDERWRITING GUIDELINES

THE COMPANY affirms that its retention schedule, underwriting guidelines, issuance rules, premium rates and policy forms applicable to the reinsured policies and in effect as of the effective date of this Agreement have been supplied to OPTIMUM RE or will be supplied to OPTIMUM RE, upon request, within five (5) business days, and have been approved by OPTIMUM RE. This includes:

a.Policy Application Forms
b.Underwriting Manual and Agent's Guide
c.Policy Delivery and Reinstatement Rules
d.Medical and Non-Medical Requirements
e.Financial Questionnaires
f.Tobacco Use Guidelines
g.Preferred Underwriting Guidelines
h.Practices and applicable forms in compliance with current Medical Information Bureau (MIB) guidelines
Any proposed material changes to THE COMPANY'S underwriting rules or guidelines are subject to the provisions of Article 7.1 of this Agreement.

SCHEDULE E

SELF-ADMINISTERED INDIVIDUAL CESSION REPORT

The Self-Administered accounting data shall be submitted to OPTIMUM RE on a monthly basis and shall consist of statements containing details for each policy reinsured substantially in compliance with the following:

A.NEW BUSINESS AND RENEWAL STATEMENT

1.Policy Number
2.Name of insured
3.Issue Age
4.Sex
5.Date of Birth
6.State of Residence
7.Plan
8.Policy Issue Date
9.Face Amount
10.Reinsurance Amount
11.Current Reinsured Net Amount at Risk
12.Substandard Rating
13.Duration
14.Reinsurance Premium - Standard & Substandard
15.Allowances
16.Smoker/Nonsmoker Code
17.Policy Sequence (if applicable)
18.Automatic/Facultative Indicator
19.Joint Indicator
20.Benefit Type (Life, AD&D, WP)

B.TERMINATION/ADJUSTMENT STATEMENT

1.Policy Number (Policy Sequence)
2.Name of Insured
3.Effective Date of Termination (Stop Date)/Adjustment
4.Plan
5.Reinsurance Amount
6.Current Reinsured Net Amount at Risk
7.Reinsurance Premium - Standard & Substandard
8.Allowances
9.Termination/Adjustment Code